Exhibit 99.1

South Milwaukee, Wisconsin—October 27, 2004—Bucyrus International, Inc. (“Bucyrus”) announced today that it has filed a registration statement on Form S-1 relating to a proposed secondary offering of 6,133,111 shares of Class A common stock.  An affiliate of American Industrial Partners, AIP/BI LLC (“AIP/BI”), is offering all of the shares and Bucyrus will not receive any of the proceeds of the offering.  Upon the completion of the offering, AIP/BI will no longer control Bucyrus and the capital structure of Bucyrus will consist of only one class of common stock, the Class A common stock.  AIP/BI will grant to the underwriters an option to purchase an additional 919,966 shares of Class A common stock.

Goldman, Sachs & Co. is acting as sole book-running manager with Legg Mason Wood Walker, Incorporated and Robert W. Baird & Co. Incorporated acting as the co-managers of the potential offering. A copy of the prospectus relating to the Class A shares may be obtained, when available, from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004 (Telephone: 212-902-1171).

A registration statement relating to the Class A common stock has been filed with the Securities and Exchange Commission but has not yet been declared effective. The Class A common stock may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release is not an offer to sell the Class A common stock and it is not an offer to buy the Class A common stock in any jurisdiction where the offer or sale is not permitted. Any offer, if at all, will be made only by means of a prospectus forming a part of the effective registration statement.

About Bucyrus International, Inc.

Bucyrus is one of the world’s leading manufacturers of large-scale excavation equipment used in surface mining and had $337.7 million in sales in 2003. Bucyrus machines are used throughout the world by customers mining copper, coal, oil sands, iron ore and other minerals. An important part of the company’s business consists of aftermarket sales in support of its large installed base (almost $10 billion based on estimated current replacement value) of machines which have service lives from 15 to 40 years.

Special Note Regarding Forward-Looking Statements

Statements contained in this press release, that are not based on current or historical facts, are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Bucyrus’ actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statement.

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